EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 4/14/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
3/11/2025	Buy	3,900	4.85
3/19/2025	Buy	3,551	4.95
4/7/2025	Buy	111,076	4.47
4/8/2025	Buy	42,614	4.51
4/11/2025	Buy	3,000	4.63
4/14/2025	Buy	58,198	4.66